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EXHIBIT 10.2

UNION BANK OF CALIFORNIA

DEFERRED COMPENSATION PLAN

(January 1, 2005 Restatement)

UNION BANK OF CALIFORNIA
DEFERRED COMPENSATION PLAN

ARTICLE I
HISTORY AND PURPOSE

        1.1   Union Bank established the Senior Management Deferred Compensation Plan effective July 1, 1990 for the purpose of allowing a select group of executives of Union Bank to defer receipt of compensation to which the executives would otherwise be entitled. The Plan was amended and restated in its entirety as of January 1, 1994. As a consequence of the merger of their respective parent companies, Union Bank and the Bank of California have been merged into a new operating entity, Union Bank of California.

        1.2   Union Bank of California amended and restated the Plan in its entirety effective January 1, 1997, to reflect the merger of Union Bank and the Bank of California and to extend participation to the non-employee directors of Union Bank of California and the non-employee directors of UnionBanCal Corporation and to rename the Plan, the Union Bank of California Deferred Compensation Plan.

        1.3   Union Bank of California hereby amends and restates the Plan in its entirety effective January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and in certain other respects.

ARTICLE II
DEFINITIONS

        Whenever referred to in this Plan, the following terms shall have the meanings set forth below except where otherwise provided:

        2.1   "Account" means a Participant's Deferred Compensation Account(s) established pursuant to Article 5.

        2.2   "Bank" means Union Bank of California.

        2.3   "Beneficiary" means the person(s) designated in writing by the Participant to receive his benefits under the Plan if the Participant dies before receiving all of his benefits. A Beneficiary designation must be signed and dated by the Participant and delivered to the Committee to become effective. In the absence of a valid or effective Beneficiary designation, the Participant's surviving spouse shall be the Beneficiary or if there is none, the Beneficiary shall be the Participant's surviving descendants by right of representation, surviving parents or estate (in that order).

        2.4   "Board" means the Board of Directors of UnionBanCal Corporation and the Board of Directors of Union Bank of California.

        2.5   "Code" means the Internal Revenue Code of 1986, as amended.

        2.6   "Committee" means a committee appointed or designated by the Board to administer the Plan as described in Article VII. The Committee shall be the "plan administrator" under ERISA.

        2.7   "Compensation" means an Employee's base salary and/or any payments under the Senior Management Bonus Plan or those incentive awards designated by the Bank as Compensation under this Plan which, but for deferral under this Plan, would have been paid to the Participant in cash. "Compensation" shall be calculated without regard to any salary reduction arrangement described in Code section 125 or 401(k) in which the Participant participates and which is maintained by the Bank.

        2.8   "Deferral Election Form" means the agreement between a Participant and the Bank whereby the Participant elects to reduce his Compensation or Fees and the Bank promises to pay him benefits under the Plan in the future.

        2.9   "Director" means a non-employee director of the Bank or any of its subsidiaries or a non-employee Director of UnionBanCal Corporation. A Director who becomes an Employee shall cease to participate as a Director under the Plan, but may participate in his or her capacity as an Employee subject to the provisions of the Plan (including eligibility).

        2.10 "Disabled" describes a Participant who while an Employee is determined to be disabled under the Bank's long-term disability plan, provided that the Participant is determined to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

        2.11 "Employee" means a common law employee of the Bank or any of its subsidiaries.

        2.12 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        2.13 "Fees" means Retainer Fees (the annual fee paid for service on the Board, including additional fees paid to Committee chairpersons) and Meeting Fees (which are paid for attendance at Board and committee meetings) paid to Directors for service during the Plan Year.

        2.14 "Participant" means an Employee or Director (a) who has been designated by the Board as eligible to participate and who has executed a Deferral Election Form or (b) who has previously deferred Compensation or Fees under the Plan and who continues to have an Account balance greater than zero.

        2.15 "Payment Date" means the date on which a Participant's Account is to be paid or on which payments are to commence.

        2.16 "Plan" means the Union Bank of California Deferred Compensation Plan as set forth herein and as amended from time to time.

        2.17 "Plan Year" means the calendar year.

        2.18 "Termination of Service" means, with respect to an Employee, any voluntary or involuntary termination of employment with the Bank. With respect to Directors, "Termination of Service" means the Director has voluntarily or involuntarily ceased to serve as a member of the Board. Notwithstanding the foregoing, a Termination of Service with respect to an Employee or Director shall mean a "separation from service" which qualifies as a permitted payment event for purposes of Section 409A of the Code.

ARTICLE III
ELIGIBILITY

        The Board (or if designated, the Committee) shall determine which Employees and Directors are eligible to participate in the Plan, provided that only those Employees who are members of a select group of management or highly compensated employees (within the meaning of ERISA Sections 201, 301 and 401) shall be eligible Employees.

ARTICLE IV
ELECTION TO DEFER

        4.1    General.    An Employee may elect to defer receipt of Compensation by completing the Deferral Election Form prescribed by the Committee and specifying the percentage (in 5 percent increments up to a maximum of 50% of base salary and a maximum of 100% of bonuses and other incentive awards) of Compensation to be deferred. A Director may elect to defer receipt of Fees by completing the Deferral Election Form prescribed by the Committee and specifying the percentage (in 5% increments up to a maximum of 100%) of Retainer Fees and/or Meeting Fees to be deferred. To be effective, a Deferral Election Form must be signed and dated by the Participant, and signed and dated by the Human Resources Department.

        4.2    Initial Elections.    The Deferral Election Form must be received by the Human Resources Department before the beginning of the Plan Year during which the Participant performs the services for which the Compensation or Fees are earned.

        (a)   Base Salary.    The deadline for electing to defer base salary is December 31 of the year preceding the Plan Year in which the deferral is effective. Base salary payable after the last day of a Plan Year solely for services provided during the final payroll period containing the last day of the Plan Year (i.e. December 31), is treated for purposes of this Section 4.2 as Compensation for services performed in the subsequent year. Notwithstanding the foregoing, in the first Plan Year in which a Participant becomes eligible to participate in the Plan, the Participant may elect to defer base salary within thirty (30) days after the date the Participant becomes eligible, and such election will be effective as of the first payroll period next following the date the Deferral Election Form is received by the Human Resources Department.

        (b)   Fees.    The deadline for a Director's election to defer Retainer Fees and/or Meeting Fees is December 31 of the year preceding the Plan Year in which the meetings occur and the service is rendered.

        (c)   Bonuses and Other Incentive Awards.    The deadline for electing to defer the annual Senior Management Bonus or Senior Executive Bonus is December 31 of the year preceding the Plan Year during which the Participant performs the services for which the Bonus is earned. The deadline for electing to defer Performance Share Plan awards is December 31 of the year preceding the three-year performance cycle during which the Participant performs the services for which the award is earned. Notwithstanding the foregoing, the deadline for electing to defer Performance Share Plan awards for the three-year performance cycle ending December 31, 2007, is December 31, 2005.

        Except as otherwise provided in the Plan, an election to defer Fees or Compensation attributable to bonuses, incentive awards or base salary shall be irrevocable following the applicable deadline specified in Section 4.2.

        4.3    Payment Date.    Each Deferral Election Form shall specify the Payment Date which shall be either:

        (a)   the Participant's Termination of Service, or

        (b)   January 31 of any year subsequent to the year in which the Compensation or Fees would have been paid absent the Deferral Election, provided that the deferral period must be at least 12 months.

        The election of a Payment Date shall be irrevocable, subject to the provisions of Section 4.5.

        4.4    Payment Form.    Each Deferral Election Form shall specify that the Account is to be paid:

        (a)   in a single lump sum on the Payment Date (or as soon thereafter as the Bank determines is administratively feasible but in no event more than 90 days thereafter) or

        (b)   in four substantially equal annual installments, commencing on the Payment Date (or as soon thereafter as the Bank determines is administratively feasible but in no event more than 90 days thereafter) or

        (c)   in ten substantially equal annual installments, commencing on the Payment Date (or as soon thereafter as the Bank determines is administratively feasible but in no event more than 90 days thereafter).

        The election of a payment form shall be irrevocable, subject to the provisions of Section 4.5. Notwithstanding the foregoing, all Participants shall have a one-time limited opportunity to elect the installment option described in paragraph (c) with respect to Account(s) which are not currently in pay status. The election must be made during the period beginning December 2, 1996 and ending with the close of business December 31, 1996. Elections made during this window become effective with respect to Payment Dates after December 31, 1997 and are irrevocable. This window election opportunity is provided because of a change in federal law restricting states' ability to tax pension income based on its source.

        4.5    Subsequent Elections.    In accordance with such procedures as it may promulgate from time to time, the Committee may permit a Participant to elect to delay the Payment Date or change the payment form subject to the following requirements:

        (a)   The new election may not take effect until at least twelve (12) months after the date on which the new election is made;

        (b)   If the payment is not on account of death, Disability or Hardship, the new election must provide for the deferral of the payment for a period of not less than five (5) years from the date such payment would otherwise have been made (or in the case of installment payments, five (5) years from the date the first amount was scheduled to be paid); and

        (c)   If the new election relates to a payment otherwise due at a specified time or pursuant to a fixed schedule, the new election must be made at least twelve (12) months prior to the date the payment was scheduled to be paid (or in the case of installment payments, twelve (12) months prior to the date the first amount was scheduled to be paid).

        4.6    Impact of Financial Hardship.    If the Committee determines that a Participant has incurred a Hardship prior to the end of a Plan Year, the Participant's deferral elections shall end as of the date of such determination (and no additional Compensation or Fees will be deferred for the remainder of the Plan Year for such Participant).

ARTICLE V
ACCOUNTS

        5.1   In lieu of paying Compensation or Fees deferred pursuant to a Deferral Election Form, the Bank shall credit the deferred amount as of the last day of the month in which the Compensation or Fees would have otherwise been paid to an account in the name of the Participant (the "Deferred Compensation Account") established for this purpose on the Bank's books and records. If the Participant has entered into more than one Deferral Election Form and they specify different Payment Dates or different payment forms (under Section 4.5), the Bank shall establish a separate Account for amounts credited pursuant to each such Deferral Election Form.

        5.2   The balance credited to each Deferred Compensation Account shall be credited with interest at the end of each calendar quarter. Effective for calendar quarters beginning on or after January 1, 1993, the interest rate credited shall be the 1-Year Treasury Constant Maturities Rate for deferrals of less than 36 months, and the 5-Year Treasury Constant Maturities Rate for deferrals of 36 months or more or to the date of Termination of Employment. The monthly average Treasury Constant Maturities Rates are quoted in the Federal Reserve Statistical Release, H.15, and calculated quarterly, based on a rolling average for the previous 12 months. The interest applied to Compensation or Fees credited during a Plan Year shall be prorated for the number of months in the Plan Year that the Compensation or Fees were credited to the Participant's Account.

        5.3   If, pursuant to Article VI, interest is required to be credited through the last day of any month (other than the end of a calendar quarter), the rate shall be that rate in effect under Section 5.2 as of the last day of the preceding quarter, prorated on a monthly basis to the crediting date.

        5.4   If, pursuant to the provisions of Article VI, a Participant is paid deferred amounts in the same Plan Year in which the amounts would otherwise have been paid as Compensation or Fees, those amounts will be credited with interest as described in Section 5.3 through the date specified in Article VI.

ARTICLE VI
PAYMENT OF ACCOUNTS

        6.1    General Rule.    Amounts credited to a Participant's Account(s) shall be paid as specified in the Deferral Election Form on or commencing on the Payment Date or as soon thereafter as administratively practicable (but in no event later than 90 days thereafter). The unpaid balance of a Participant's Account(s) being paid in installments shall continue to be credited with the interest specified in Article V through the last day of the month preceding the last installment payment. Accounts which are to be paid in a single lump sum shall be credited with the interest specified in Article V through the last day of the month preceding the Payment Date. All payments shall be in cash.

        6.2    Employee's Termination Other Than Retirement.    Notwithstanding the provisions of Section 6.1, if an Employee's Termination of Service is other than a Retirement:

        (a)   all amounts credited to his Accounts shall be paid to the Participant in a single lump sum (without regard to the Participant's designated Payment Date or payment form) as soon as the Bank determines is administratively practicable (but in no event later than 90 days after the Employee's Termination of Service) with interest credited under Article V through the last day of the month preceding the Termination of Service, and

        (b)   any Accounts being paid in installments shall be accelerated with the remaining installments paid in a single lump sum as soon as the Bank determines is administratively practicable (but in no event later than 90 days after the Employee's Termination of Service) with interest credited under Article V through the last day of the preceding month.

For purposes of this Article, an Employee's Termination of Service is treated as a "Retirement" if the Participant has attained age 55 and completed ten (10) years of credited service for purposes of determining benefits under the Union Bank of California Retirement Plan. If a Participant dies before receiving his entire Account(s), the balance shall be paid to his Beneficiary in a single lump sum as soon as the Bank determines is administratively practicable (but in no event later than 90 days after the Participant's death) with interest credited through the last day of the month preceding payment.

        6.3    Distributions to a Specified Employee.    Notwithstanding any other provision of the Plan, payments otherwise required to be made or commence upon the Termination of Service of a Participant who is a "specified employee" (within the meaning of Section 409A of the Code and applicable regulations thereunder, as determined by the Committee) at the time of such termination shall be delayed and paid upon the earlier of (i) the first business day which is at least six months and one day following the date of such Termination of Service, or (ii) the death of the Participant, to the extent that the Committee determines that such delayed payment is required in order to avoid a violation of Section 409A of the Code. The amount of any payment which is delayed for any period under this Section 6.3 will be credited with interest as determined under Article V as if the Participant's Termination of Service had been delayed for such period.

        6.4    Disability and Hardship.    Payment of amounts credited to a Participant's Account(s) may be accelerated if the Committee determines that the Participant is Disabled or that the Participant has a financial Hardship. "Hardship" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse or dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and which complies with the requirements of Section 409A of the Code for the acceleration of payment. The amount of any Hardship payment shall not exceed the amount required to meet the need (which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). The Participant shall submit a written request to the Committee and shall certify as to the financial need. The Committee may accelerate installment payments in the event a Participant becomes Disabled or incurs a Hardship. The Committee's decision as to the Participant's Disabled status or Hardship shall be final and binding on all interested parties.

        6.5    Accelerated Distributions.    The acceleration of the time or schedule of any distribution of a Participant's Account prior to the date or dates otherwise provided under the Plan is prohibited except as permitted under Section 409A of the Code. To the extent permitted under Section 409A of the Code, the Committee may, in its discretion, accelerate payment under the following circumstances:

        (a)   De Minimus Amount.    If the value of all of a Participant's Accounts is $10,000 or less, the amount in his or her Accounts may be distributed to the Participant in a lump sum sixty (60) days following Termination of Service, provided that, to the extent required under Section 409A of the Code, the distribution results in the termination and liquidation of the entirety of the Participant's interest under the Plan and all other deferred compensation arrangements which, together with the Plan, are treated as a single plan under Section 409A of the Code.

        (b)   Divestiture.    The distribution of a Participant's Account may be accelerated to the extent necessary for any Federal officer or employee in the executive branch to comply with any ethics agreement with the Federal government, or to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law.

        (c)   Income Inclusion Under Code Section 409A.    If the Plan fails to meet the requirements of Section 409A of the Code and applicable regulations thereunder, a distribution may be made to the Participant in the amount required to be included in income as a result of the failure to comply with such requirements.

        (d)   Other.    Payment may be accelerated under such other circumstances permitted under applicable guidance under Section 409A of the Code.

        6.6    Delayed Distributions.    To the extent permitted under Section 409A of the Code, the Committee may, in its discretion, delay the distribution of a Participant's Account beyond the date otherwise provided under the Plan in the following circumstances:

        (a)   Violation of Applicable Laws.    Payment may be delayed in the event the Committee reasonably anticipates that the payment will violate federal securities laws or other applicable law. Payment of the amounts delayed under this Section 6.6(a) will be made at the earliest date at which the Committee reasonably anticipates that making the payment will not cause a violation of federal securities laws or other applicable law.

        (b)   Other.    Payment may be delayed under such other circumstances permitted under applicable guidance under Section 409A of the Code.

ARTICLE VII
PLAN ADMINISTRATION

        7.1   This Plan shall be adopted by the Board of Union Bank of California and shall be administered by the Committee.

        7.2   This Plan may be amended in any way (including a retroactive amendment required to comply with Code Section 409A) or may be terminated, in whole or in part, at any time, at the discretion of the Board of Union Bank of California. No amendment or termination of the Plan shall adversely affect the amount in any Participant's Account prior to or as of the effective date of such amendment or termination. No distributions will be made prior to the date or dates otherwise provided under the Plan, unless earlier distribution is permitted under Code Section 409A.

        7.3   The Committee shall have the sole authority, in its discretion, to adopt, amend and rescind such rules and regulations as it deems advisable in the administration of the Plan, to construe and interpret the Plan, the rules and regulations, and Deferral Election Forms, and to make all other determinations and interpretations of the Plan. All decisions, determinations, and interpretations of the Committee shall be binding on all persons. Committee members who are Participants shall abstain from voting on any Plan matters that would cause them to be in constructive receipt of amounts credited to their Accounts. The Committee may delegate its responsibilities as it sees fit.

        7.4   Claims for benefits under this Plan shall be brought in accordance with the claims procedures set forth in Article X of the Union Bank of California Retirement Plan, which is hereby incorporated herein by reference.

ARTICLE VIII
MISCELLANEOUS

        8.1    No Funding Obligation.    The amounts credited to a Participant's Account are not held in a trust or escrow account and are not secured by any specific assets of the Bank or in which the Bank has an interest. This Plan shall not be construed to require the Bank to fund any of the benefits provided hereunder nor to establish a trust for such purpose. The Bank may make such arrangements as it desires to provide for the payment of benefits. Neither the Participant, any Beneficiary nor the Participant's estate shall have any rights against the Bank with respect to any portion of the Participant's Account except as a general unsecured creditor of the Bank. No Participant has an interest in his Accounts until the Participant actually receives payment.

        8.2    Non-alienation of Benefits.    No benefit under this Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by a Participant, be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant,

        8.3    Limitation of Rights.    Nothing in this Plan shall be construed to limit in any way the right of the Bank to terminate an Employee's employment at any time for any reason whatsoever with or without cause; nor shall it be evidence of any agreement or understanding, express or implied, that the Bank (a) will employ an Employee in any particular position, (b) will ensure participation in any incentive programs, or (c) will grant any awards from such programs.

        8.4    Applicable Law.    This Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of California except as otherwise provided in ERISA.

        8.5    Section 409A.    This Plan is intended to comply, in form and operation, with Section 409A of the Code, and its provisions shall be interpreted consistent therewith. Notwithstanding any provision of the Plan to the contrary, no distributions will be made under the Plan earlier or later than permitted under the requirements of Code Section 409A and no elections to defer Compensation or Fees shall be permitted unless they are permissible under such requirements.

ARTICLE IX
SPECIAL PROVISIONS APPLICABLE TO ACQUIRED ENTITY

        9.1    Effective Date.    Effective October 28, 2004, immediately following the closing (the "Closing") of the merger of Jackson Federal Bank ("JFB") with and into the Bank on that date (the "Closing Date") pursuant to the Agreement and Plan of Merger by and among UnionBanCal Corporation, the Bank, Jackson National Life Insurance Company and JFB (the "Merger Agreement"), the provisions of this Article IX shall apply.

        9.2    Eligibility.    Each participant in the Jackson Federal Bank Management Deferred Income Plan ("JFB Plan") who was a current employee of JFB as of the Closing Date ("JFB Participant") shall automatically become a Participant in the Plan immediately following the Closing with respect to amounts deferred pursuant to Existing Elections, as defined below, under the JFB Plan. Notwithstanding the foregoing, no JFB Participant shall be eligible to elect to defer compensation under the Plan after the Closing unless that person is otherwise eligible to participate in the Plan under Article III.

        9.3    Existing Elections.    Each JFB Participant shall have a Deferred Compensation Account to which shall be credited all amounts payable to a JFB Participant, whether earned before or after the Closing, for which deferral elections were in effect under the JFB Plan as of the Closing ("Existing Elections"), including net earnings allocable thereto. The Existing Elections shall be treated as if made under the Plan. The Account shall initially be credited with the notional dollar amount recorded in the recordkeeping account maintained for such JFB Participant under the JFB Plan immediately prior to the Closing. Thereafter, amounts subject to Existing Elections which are earned after the Closing, including, without limitation, any bonuses payable in connection with the merger and/or any amounts payable under the First Amended and Restated Brooke Holdings, Inc. Change of Control Severance Plan, as in effect immediately prior to the Closing Date, shall be credited when such amounts would otherwise be payable. The Existing Elections and the amounts credited to such Accounts shall be subject to all of the terms and conditions of the Plan, including without limitation the provisions of the Plan applicable to the irrevocability of deferral and Payment Date elections, and the crediting of interest with respect to deferred amounts, subject to (a) and (b) below:

        (a)   The amounts subject to Existing Deferral Elections shall not be distributed prior to the expiration of the deferral period for each such amount as specified in the applicable Existing Election (without regard, for example, to the provisions of Article VI).

        (b)   Each JFB Participant shall be permitted to make one amendment to each of that Participant's Existing Elections (it being understood that, with respect to each JFB Participant, a separate Existing Election is in place for each deferral plan year and, with respect to 2004, two separate Existing Elections are in place for each JFB Participant who is a participant in the First Amended and Restated Brooke Holdings, Inc. Change of Control Severance Plan and who elected to defer any amount payable in connection with the Merger or any amount payable under such severance plan) to further defer the commencement of distribution of an amount covered by such Existing Election for a minimum of five years, subject to the limitations of the Plan, including without limitation Section 4.5, and subject to and in accordance with such reasonable time and other procedural requirements as the Committee may impose from time to time.

        The Bank may amend the provisions of (a) and (b) to preserve the continued tax deferral of amounts covered by Existing Elections as a result of a change in the law.

Date:	October 23, 2007	UNION BANK OF CALIFORNIA
		By	/s/Paul E. Fearer
		Title	Director of Human Resources

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UNION BANK OF CALIFORNIA DEFERRED COMPENSATION PLAN (January 1, 2005 Restatement)
UNION BANK OF CALIFORNIA DEFERRED COMPENSATION PLAN